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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-75862


Prospectus Supplement No. 2 To
Prospectus Dated February 14, 2002

                          CUBIST PHARMACEUTICALS, INC.

           $165,000,000 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2008
             SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

         This prospectus supplement relates to the resale by the selling securityholders of Cubist Pharmaceuticals, Inc. 5 1/2% Convertible Subordinated Notes Due 2008 or shares of Cubist Pharmaceuticals, Inc. common stock issued upon conversion of the subordinated notes.

         This prospectus supplement should be read in conjunction with the prospectus dated February 14, 2002, and the prospectus supplement dated March 14, 2002, and is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

         The following table supplements the information set forth in the prospectus under the caption "Selling Securityholders" with respect to the selling securityholders and the respective principal amount of notes which are beneficially owned and may be sold by each selling securityholder pursuant to this prospectus, as amended or supplemented. All information concerning beneficial ownership has been furnished by the selling securityholders.

NAME AND ADDRESS OF BENEFICIAL OWNER
------------------------------------                     PRINCIPAL AMOUNT
                                                         OF SUBORDINATED
                                                              NOTES          PERCENTAGE OF     NUMBER OF SHARES
                                                        BENEFICIALLY OWNED   SUBORDINATED      OF COMMON STOCK
                                                         THAT MAY BE SOLD  NOTES OUTSTANDING   THAT MAY BE SOLD
                                                        ------------------ -----------------   ----------------

CIBC WG INTERNATIONAL ARBITRAGE                              $2,500,000         1.5%                 (1)
425 Lexington Avenue, 5th Floor
New York, NY 10017

CONTEXT CONVERTIBLE ARBITRAGE FUND, LP                          500,000           *                  (1)
12707 High Bluff Drive, Suite 200
San Diego, CA 92130

S.A.C HEALTHCO FUND, LLC                                      5,000,000          3.0                 (1)
c/o S.A.C. Capital Advisors, LLC
777 Long Ridge Road
Stamford, CT 06902

SAGE CAPITAL                                                  1,500,000           *                  (1)
540 South Osprey Avenue
Sarasota, FL 34236

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* Less than 1% of the outstanding notes

(1) Consists of a number of indeterminable shares of common stock as may be issued from time to time upon conversion of the subordinated notes, including such shares as may be issuable by reason of adjustment of the conversion price as a result of stock splits, stock dividends and similar anti-dilution provisions.

                   INVESTING IN THE SECURITIES INVOLVES RISKS.
           SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

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                                     - 2 -


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SECURITIES MAY BE SOLD FROM TIME TO TIME BY THE SELLING SECURITYHOLDERS OR THEIR DONEES, PLEDGEES, TRANSFEREES AND OTHER SUCCESSORS IN INTEREST IN ONE OR MORE TRANSACTIONS AT FIXED PRICES, AT MARKET PRICES AT THE TIME OF SALE, AT VARYING PRICES DETERMINED AT THE TIME OF SALE OR AT NEGOTIATED PRICES.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 29, 2002